Exhibit 21

SUBSIDIARIES OF VALMONT INDUSTRIES, INC.

State or Country
Name of Subsidiary	of Incorporation

Best-All Electric, Inc.	Nebraska
Cascade Earth Sciences, Ltd.	Oregon
Dreamwise Props 32 (Proprietary) Limited	South Africa
George Industries, Inc.	California
Golden State Irrigation, Inc.	California
Irri Management Argentina S.A.	Argentina
Lampadaires Feralux, Inc.	Canada
Masstock Ltd.	Zambia
NeuValco GmbH	Germany
Newmark International, Inc.	Delaware
PiRod, Inc.	Delaware
Sermeto Equipement Industriel S.A.S.	France
Societe Morocaine des Pivots O’irrigation Valmont	Morocco
Teeter Irrigation, Inc.	Kansas
Valley Irrigation South Africa,(PTY) Ltd.	South Africa
Valmont Australia Pty. Ltd.	Australia
Valmont Coatings, Inc.	Delaware
Valmont Credit Corporation	Delaware
Valmont France S.A.S.	France
Valmont Formet S. de R.L. de C.V.	Mexico
Valmont Iberica S.A.	Spain
Valmont Industria e Comercio, Ltda.	Brazil
Valmont Industries (China) Co.,Ltd.	China
Valmont Industries (Guangdong), Ltd.	China
Valmont Industries de Argentina S.A.	Argentina
Valmont Industries Holland B.V.	The Netherlands
Valmont International, L.L.C.	Delaware
Valmont International Corp.	Texas
Valmont Investimentos Ltda.	Brazil
Valmont Mastbau, GmbH & Co., KG	Germany
Valmont Mastbau Verwaltung	Germany
Valmont Middle East FZE	United Arab Emirates
Valmont Nederland B.V.	The Netherlands
Valmont Northwest, Inc.	Nebraska
Valmont Polska Sp.z o.o	Poland
Valmont S.A.	Spain
Valmont Sarl	Morocco
Valmont Service Centers, Inc.	Nebraska
Valmont Singapore Pte. Ltd.	Singapore
Valmont Structures, Inc.	Delaware
Valmont (UK) Limited	United Kingdom
Valmont Wind Energy, Inc.	Delaware
W.J. Whatley, Inc.	Colorado
Xinjiang Valley Tianye Irrigation, Ltd.	China